4 Parkway North
Deerfield, IL 60015
www.cfindustries.com

CF Industries Holdings, Inc. Reports Full Year 2022 Net Earnings of $3.35 Billion, Adjusted EBITDA of $5.88 Billion
Strong Operational Performance and Wide Energy Spreads Drive Record Results
Returned $1.65 Billion to Shareholders through Share Repurchases and Dividends
MOU with JERA for Long-Term Clean Ammonia Supply

DEERFIELD, IL—February 15, 2023—CF Industries Holdings, Inc. (NYSE: CF), a leading global manufacturer of hydrogen and nitrogen products, today announced results for the full year and fourth quarter ended December 31, 2022.

Highlights
•Full year net earnings of $3.35 billion(1), or $16.38 per diluted share, EBITDA(2) of $5.54 billion, and adjusted EBITDA(2) of $5.88 billion
•Fourth quarter net earnings of $860 million(1), or $4.35 per diluted share, EBITDA(2) of $1.25 billion, and adjusted EBITDA(2) of $1.30 billion
•Full year net cash from operating activities of $3.86 billion and free cash flow(3) of $2.78 billion; these amounts reflect the impact of $491 million in payments related to a Canada/U.S. tax matter
•Repurchased approximately 2.2 million shares for $223 million during the fourth quarter of 2022
•Signed a memorandum of understanding with JERA Co., Inc., Japan’s largest energy generator, regarding the supply of up to 500,000 metric tons per year of clean ammonia beginning in 2027

“The CF Industries team delivered outstanding results in 2022, producing record financial performance for the fourth quarter and full year by working safely, operating our manufacturing and distribution assets extremely well, and serving our global customer base,” said Tony Will, president and chief executive officer, CF Industries Holdings, Inc. “At the same time, we drove significant progress across our clean energy and strategic initiatives by entering into our landmark carbon capture and sequestration partnership with ExxonMobil, commencing a front-end engineering and design study for our proposed blue ammonia plant in Louisiana, and being selected for advanced discussions with JERA Co. Inc., for the first significant volumes of ammonia as a clean energy source.

“Looking ahead, we believe that the global nitrogen supply-demand balance and global energy cost structure will continue to present attractive margin opportunities for our cost-advantaged network. As a result, we expect to drive strong cash generation in the years ahead, enabling us to make disciplined investments in our clean energy initiatives to meet what we believe will be significant global demand for low-carbon ammonia while we continue to return substantial capital to shareholders.”

Nitrogen Market Outlook

Global nitrogen supply availability was tight for the first three quarters of 2022 but loosened in the fourth quarter of 2022 due to weak industrial demand in Europe and Asia, delayed purchasing in the agriculture sector and a partial recovery of European ammonia operating rates. With the spring application season approaching for the Northern Hemisphere, management believes substantial agriculture demand will emerge, supporting global nitrogen prices. Longer-term, management expects the global nitrogen supply-demand balance will remain tight into at least 2025 due to agriculture-led demand and forward energy curves that point to challenging production economics for producers in Europe and Asia.

The need to replenish global grains stocks, which has supported high prices for corn, wheat and canola, continues to drive global nitrogen demand. Stocks-to-use ratios remain low for feed grains and oilseeds. Management believes that it will take at least two more years of harvests at trend yield to fully replenish global grains stocks, supporting strong grains plantings and incentivizing nitrogen fertilizer application over this time period.

•North America: Farm economics in the region are expected to remain positive for 2023, supported by strong crop futures prices and improving yields, assuming a return to normal weather conditions. Management projects 91-93 million acres of corn will be planted in the United States in the spring of 2023.
•India: Management expects that India will continue to be one of the world’s largest importers of urea in 2023 though overall urea imports may be lower than recent record highs if new domestic capacity adds to recently improved domestic production volumes.
•Brazil: Brazil imported an estimated 7 million metric tons of urea in 2022. Management expects demand for urea imports to remain strong in 2023 due to high crop prices, increases in planted acres and improved farm income levels.
•Europe: Management expects a higher-than-normal level of nitrogen imports into Europe in 2023 due to lower-than-normal ammonia operating rates in the region.

Management expects global trade flows to continue to adjust to market dynamics that have affected global supply availability over the previous 18 months.

•Europe: Management believes that production economics in Europe will remain challenging as natural gas prices in the region, though lower than the highs of 2022, remain well above the 2015-2020 average. As a result, the Company does not expect full ammonia capacity production rates to return during the year, with some facilities continuing to favor importing ammonia to manufacture upgraded products.
•China: Urea exports from China were approximately 2.8 million metric tons in 2022 due to government measures to promote availability and affordability of fertilizers domestically. Management projects urea exports from China will be in a range of 2-3 million metric tons in 2023 under current measures before returning to a range of 3-5 million metric tons on an annual basis if government measures limiting exports are loosened.
•Russia: Exports of ammonia from Russia were significantly lower in 2022 compared to prior years due to geopolitical disruptions arising from Russia’s invasion of Ukraine and the resulting closure of the ammonia pipeline to the port of Odessa in Ukraine. In contrast, exports of other nitrogen products from Russia are at near-normal levels.

Energy differentials between North America and marginal producers in Europe and Asia have compressed recently, but remain well above historical levels. Forward energy curves continue to suggest that these wider differentials will persist for an extended period. As a result, the Company believes the global nitrogen cost curve will remain steep, supporting significant margin opportunities for low-cost North American producers.

Operations Overview

The Company continues to operate safely and efficiently across its network. As of December 31, 2022, the 12-month rolling average recordable incident rate was 0.33 incidents per 200,000 work hours, significantly better than industry benchmarks.

Gross ammonia production for the full year and fourth quarter of 2022 was approximately 9.8 million tons and 2.4 million tons, respectively. The Company expects that gross ammonia production for 2023 will be approximately 9.5 million tons(4).

Financial Results Overview

Full Year 2022 Financial Results

For the full year 2022, net earnings attributable to common stockholders were $3.35 billion, or $16.38 per diluted share, and EBITDA was $5.54 billion, which include the impact of pre-tax impairment and restructuring charges of $258 million related to the Company’s U.K. operations, and adjusted EBITDA was $5.88 billion. These results compare to full year 2021 net earnings attributable to common stockholders of $917 million, or $4.24 per diluted share and EBITDA of $2.17 billion, which included the impact of pre-tax impairment charges of $521 million related to the Company’s U.K. operations, and adjusted EBITDA of $2.74 billion.

Net sales for the full year 2022 were $11.19 billion compared to $6.54 billion for 2021. Average selling prices for 2022 were higher than 2021 across all segments due to decreased global supply availability, as higher global energy costs reduced global operating rates and geopolitical factors disrupted the global fertilizer supply chain. Sales volumes for 2022 decreased compared to 2021 due to lower ammonia, AN and Other product sales, mostly offset by higher urea and UAN sales.

Cost of sales for 2022 was higher compared to 2021 due primarily to higher natural gas costs.

In 2022, the average cost of natural gas reflected in the Company’s cost of sales was $7.18 per MMBtu compared to the average cost of natural gas in cost of sales of $4.21 per MMBtu in 2021.

Fourth Quarter 2022 Financial Results

For the fourth quarter of 2022, net earnings attributable to common stockholders were $860 million, or $4.35 per diluted share, EBITDA was $1.25 billion, and adjusted EBITDA was $1.30 billion. These results compare to 2021 net earnings attributable to common stockholders of $705 million, or $3.27 per diluted share, EBITDA of $1.19 billion, and adjusted EBITDA of $1.26 billion.

Net sales in the fourth quarter of 2022 were $2.61 billion compared to $2.54 billion in 2021. Average selling prices for 2022 were higher than 2021 for most segments due to decreased global supply as higher global energy costs reduced global operating rates and geopolitical factors disrupted the global fertilizer supply chain. Sales volumes in the fourth quarter of 2022 were lower than 2021 due primarily to lower ammonia and UAN sales.

Cost of sales for the fourth quarter of 2022 were similar to 2021 as higher natural gas costs were offset by lower sales volumes.

The average cost of natural gas reflected in the Company’s cost of sales was $6.88 per MMBtu in the fourth quarter of 2022 compared to the average cost of natural gas in cost of sales of $6.00 per MMBtu in the fourth quarter of 2021.

Capital Management

Capital Expenditures

Capital expenditures in the fourth quarter and full year 2022 were $134 million and $453 million, respectively, which incorporates expenditures related to the Company’s clean energy initiatives. Management projects capital expenditures for full year 2023 will be in the range of $500-$550 million.

Share Repurchase Programs

The Company repurchased approximately 14.9 million shares for $1.35 billion during 2022. At the end of 2022, the Company had approximately $150 million remaining under the $1.5 billion share repurchase authorization that went into effect January 1, 2022, and is effective through the end of 2024.

On November 2, 2022, the Board of Directors of CF Industries Holdings, Inc., authorized a new $3 billion share repurchase program. The program will commence upon completion of the current share repurchase program and is effective through the end of 2025.

Canada/U.S. Tax Matter

In the first quarter of 2022, an arbitration panel decided in favor of the Canadian competent authority regarding a long-standing dispute dating back to the early 2000s between Canadian and U.S. tax authorities about the allocation of CF Industries’ profits and associated tax between the U.S. and Canada. As a result, the Company made payments in the second half of 2022 of $224 million in assessed tax and interest to Canadian taxing authorities for tax years 2006-2011. The Company is filing amended U.S. federal and state tax returns seeking refunds of related taxes paid in the United States.

Additionally, the Company made payments of $267 million in the fourth quarter of 2022 in estimated tax and interest to Canada for tax years 2012-2020. The Company took this step in order to mitigate assessment of future interest by Canada while these tax years are being resolved through bilateral governmental procedures. Following the final assessment of tax and interest for tax years 2012 and after, the Company will file amended U.S. federal and state tax returns seeking refunds of related taxes paid in the United States.

CHS Inc. Distribution

On January 31, 2023, the Board of Managers of CF Industries Nitrogen, LLC (CFN) approved a semi-annual distribution payment to CHS Inc. (CHS) of $255 million for the distribution period ended December 31, 2022. The distribution was paid on January 31, 2023. Distributions to CHS pertaining to 2022 distribution periods were approximately $627 million.

Clean Energy Initiatives

CF Industries continues to advance its plans to support the global hydrogen and clean fuel economy, which is expected to grow significantly over the next decade, through the production of blue ammonia (ammonia produced with the corresponding carbon dioxide (CO2) byproduct removed through carbon capture and sequestration) and green ammonia (ammonia produced from carbon-free sources).

Memorandum of Understanding with JERA Co., Inc.

On January 17, 2023, CF Industries announced that it had signed a memorandum of understanding (MOU) with JERA Co., Inc. (JERA), Japan’s largest energy generator, regarding the supply of up to 500,000 metric tons per year of clean ammonia beginning in 2027. The execution of the MOU is the result of a supplier comparison and evaluation process for the procurement of clean ammonia that JERA initiated in February 2022 for the world’s first commercial scale ammonia co-firing operations.

The MOU establishes a framework for the companies to assess how CF Industries would best supply JERA with clean ammonia, which will be required to be produced with at least 60% lower carbon emissions than conventionally produced ammonia, under a long-term offtake agreement. The companies expect to evaluate a range of potential supply options, including an equity investment alongside CF Industries to develop a clean ammonia facility in Louisiana and a supplementary long-term offtake agreement.

Proposed Joint Venture with Mitsui & Co., Ltd. at CF Industries’ Blue Point Complex

CF Industries and Mitsui & Co., Ltd. (Mitsui) continue to progress a front-end engineering and design (FEED) study, which is being conducted by thyssenkrupp UHDE, for their proposed joint venture to construct an export-oriented blue ammonia facility. CF Industries and Mitsui expect to make a final investment decision on the proposed facility in the second half of 2023. Construction and commissioning of a new world-scale ammonia plant typically takes approximately 4 years from that point.

Should the companies agree to move forward, the ammonia facility would be constructed at CF Industries’ new Blue Point Complex. CF Industries acquired the land on the west bank of Ascension Parish, Louisiana, for the complex during the third quarter of 2022.

Donaldsonville Complex Blue Ammonia Project

Engineering activities for the construction of a dehydration and compression unit at the Donaldsonville Complex continue to advance, procurement of major equipment for the facility is in progress, and modification of the site’s existing equipment to allow integration with existing operations has begun. Once in service, the dehydration and compression unit will enable up to 2 million tons of process CO2 to be transported and stored.

As previously announced, ExxonMobil will transport and permanently store the captured CO2 in secure geologic storage it owns in Vermilion Parish, Louisiana. As part of the project, ExxonMobil has signed an agreement with EnLink Midstream to use EnLink’s transportation network to deliver CO2 to permanent geologic storage. Start-up for the project is scheduled for early 2025.

Donaldsonville Green Ammonia Project

The Donaldsonville green ammonia project, which involves installing an electrolysis system at the Donaldsonville Complex to generate carbon-free hydrogen from water that will then be supplied to an existing ammonia plant to produce green ammonia, continues to progress. Major equipment is being fabricated and site work is ongoing for installation of the new electrolyzer unit and integration into Donaldsonville’s existing operations. Once complete, the project will enable the Company to produce approximately 20,000 tons of green ammonia per year.
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(1)Certain items recognized during the full year and fourth quarter of 2022 impacted our financial results and their comparability to the prior year periods. See the table accompanying this release for a summary of these items.
(2)EBITDA is defined as net earnings attributable to common stockholders plus interest expense—net, income taxes and depreciation and amortization. See reconciliations of EBITDA and adjusted EBITDA to the most directly comparable GAAP measures in the tables accompanying this release.
(3)Free cash flow is defined as net cash from operating activities less capital expenditures and distributions to noncontrolling interest. See reconciliation of free cash flow to the most directly comparable GAAP measure in the table accompanying this release.
(4)Gross ammonia production volumes for 2023 could be higher or lower than 9.5 million tons depending on operating rates at the Company’s Billingham Complex.

Consolidated Results

	Three months ended December 31,		Year ended December 31,
	2022	2021	2022	2021
	(dollars in millions, except per share and per MMBtu amounts)
Net sales	$2,608	$2,540	$11,186	$6,538
Cost of sales	1,352	1,385	5,325	4,151
Gross margin	$1,256	$1,155	$5,861	$2,387
Gross margin percentage	48.2%	45.5%	52.4%	36.5%

Net earnings attributable to common stockholders	$860	$705	$3,346	$917
Net earnings per diluted share	$4.35	$3.27	$16.38	$4.24

EBITDA(1)	$1,246	$1,188	$5,542	$2,172
Adjusted EBITDA(1)	$1,296	$1,258	$5,880	$2,743

Tons of product sold (000s)	4,464	4,979	18,331	18,501

Natural gas supplemental data (per MMBtu):
Cost of natural gas used for production in cost of sales(2)	$6.88	$6.00	$7.18	$4.21
Average daily market price of natural gas Henry Hub (Louisiana)	$5.55	$4.74	$6.38	$3.82
Average daily market price of natural gas National Balancing Point (United Kingdom)	$19.53	$29.96	$24.56	$15.50

Unrealized net mark-to-market loss on natural gas derivatives	$80	$43	$41	$25
Depreciation and amortization	$198	$238	$850	$888
Capital expenditures	$134	$132	$453	$514

Production volume by product tons (000s):
Ammonia(3)	2,441	2,452	9,807	9,349
Granular urea	1,143	984	4,561	4,123
UAN (32%)	1,827	2,135	6,706	6,763
AN	355	390	1,517	1,646
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(1)See reconciliations of EBITDA and adjusted EBITDA to the most directly comparable GAAP measures in the tables accompanying this release.
(2)Includes the cost of natural gas used for production and related transportation that is included in cost of sales during the period under the first-in, first-out inventory cost method. Includes realized gains and losses on natural gas derivatives settled during the period. Excludes unrealized mark-to-market gains and losses on natural gas derivatives. For the year ended December 31, 2021, excludes the $112 million gain on net settlement of certain natural gas contracts with suppliers due to Winter Storm Uri in February 2021.
(3)Gross ammonia production, including amounts subsequently upgraded into other products.

Ammonia Segment

CF Industries’ ammonia segment produces anhydrous ammonia (ammonia), which is the base product that the Company manufactures, containing 82 percent nitrogen and 18 percent hydrogen. The results of the ammonia segment consist of sales of ammonia to external customers for its nitrogen content as a fertilizer, in emissions control and in other industrial applications. In addition, the Company upgrades ammonia into other nitrogen products such as urea, UAN and AN.

	Three months ended December 31,		Year ended December 31,
	2022	2021	2022	2021
	(dollars in millions, except per ton amounts)
Net sales	$804	$778	$3,090	$1,787
Cost of sales	416	487	1,491	1,162
Gross margin	$388	$291	$1,599	$625
Gross margin percentage	48.3%	37.4%	51.7%	35.0%

Sales volume by product tons (000s)	895	1,180	3,300	3,589
Sales volume by nutrient tons (000s)(1)	734	968	2,707	2,944

Average selling price per product ton	$898	$659	$936	$498
Average selling price per nutrient ton(1)	1,095	804	1,141	607

Adjusted gross margin(2):
Gross margin	$388	$291	$1,599	$625
Depreciation and amortization	47	71	166	209
Unrealized net mark-to-market loss on natural gas derivatives	19	13	13	7
Adjusted gross margin	$454	$375	$1,778	$841
Adjusted gross margin as a percent of net sales	56.5%	48.2%	57.5%	47.1%

Gross margin per product ton	$434	$247	$485	$174
Gross margin per nutrient ton(1)	529	301	591	212
Adjusted gross margin per product ton	507	318	539	234
Adjusted gross margin per nutrient ton(1)	619	387	657	286
_______________________________________________________________________________
(1)Nutrient tons represent the tons of nitrogen within the product tons.
(2)Adjusted gross margin, adjusted gross margin as a percent of net sales and adjusted gross margin per product ton and per nutrient ton are non-GAAP financial measures. Adjusted gross margin is defined as gross margin excluding depreciation and amortization and unrealized net mark-to-market (gain) loss on natural gas derivatives. A reconciliation of adjusted gross margin, adjusted gross margin as a percent of net sales and adjusted gross margin per product ton and per nutrient ton to gross margin, the most directly comparable GAAP measure, is provided in the table above. See “Note Regarding Non-GAAP Financial Measures” in this release.

Comparison of 2022 to 2021:

•Ammonia sales volume for 2022 decreased compared to 2021 as fall ammonia applications returned to more normal levels compared to 2021’s record fall ammonia season and due to the transfer of 61,000 tons of ammonia in the fourth quarter to the Company’s Billingham Complex in the U.K. for ammonium nitrate production.
•Ammonia average selling prices increased for 2022 compared to 2021 due to decreased global supply availability, as higher global energy costs reduced global operating rates and geopolitical factors disrupted the global fertilizer supply chain.
•Ammonia adjusted gross margin per ton increased for 2022 compared to 2021 due to higher average selling prices, partially offset by higher realized natural gas costs.

Granular Urea Segment

CF Industries’ granular urea segment produces granular urea, which contains 46 percent nitrogen. Produced from ammonia and carbon dioxide, it has the highest nitrogen content of any of the Company’s solid nitrogen products.

	Three months ended December 31,		Year ended December 31,
	2022	2021	2022	2021
	(dollars in millions, except per ton amounts)
Net sales	$605	$662	$2,892	$1,880
Cost of sales	304	287	1,328	992
Gross margin	$301	$375	$1,564	$888
Gross margin percentage	49.8%	56.6%	54.1%	47.2%

Sales volume by product tons (000s)	1,033	1,018	4,572	4,290
Sales volume by nutrient tons (000s)(1)	475	468	2,103	1,973

Average selling price per product ton	$586	$650	$633	$438
Average selling price per nutrient ton(1)	1,274	1,415	1,375	953

Adjusted gross margin(2):
Gross margin	$301	$375	$1,564	$888
Depreciation and amortization	59	56	272	235
Unrealized net mark-to-market loss on natural gas derivatives	17	11	13	6
Adjusted gross margin	$377	$442	$1,849	$1,129
Adjusted gross margin as a percent of net sales	62.3%	66.8%	63.9%	60.1%

Gross margin per product ton	$291	$368	$342	$207
Gross margin per nutrient ton(1)	634	801	744	450
Adjusted gross margin per product ton	365	434	404	263
Adjusted gross margin per nutrient ton(1)	794	944	879	572
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(1)Nutrient tons represent the tons of nitrogen within the product tons.
(2)Adjusted gross margin, adjusted gross margin as a percent of net sales and adjusted gross margin per product ton and per nutrient ton are non-GAAP financial measures. Adjusted gross margin is defined as gross margin excluding depreciation and amortization and unrealized net mark-to-market (gain) loss on natural gas derivatives. A reconciliation of adjusted gross margin, adjusted gross margin as a percent of net sales and adjusted gross margin per product ton and per nutrient ton to gross margin, the most directly comparable GAAP measure, is provided in the table above. See “Note Regarding Non-GAAP Financial Measures” in this release.

Comparison of 2022 to 2021:

•Granular urea sales volume increased for 2022 compared to 2021 due to greater supply availability from higher production.
•Urea average selling prices increased for 2022 compared to 2021 due to decreased global supply availability, as higher global energy costs reduced global operating rates and geopolitical factors disrupted the global fertilizer supply chain.
•Granular urea adjusted gross margin per ton increased for 2022 compared to 2021 due to higher average selling prices, partially offset by higher realized natural gas costs.

UAN Segment

CF Industries’ UAN segment produces urea ammonium nitrate solution (UAN). UAN is a liquid product with nitrogen content that typically ranges from 28 percent to 32 percent and is produced by combining urea and ammonium nitrate in solution.

	Three months ended December 31,		Year ended December 31,
	2022	2021	2022	2021
	(dollars in millions, except per ton amounts)
Net sales	$845	$732	$3,572	$1,788
Cost of sales	387	360	1,489	1,119
Gross margin	$458	$372	$2,083	$669
Gross margin percentage	54.2%	50.8%	58.3%	37.4%

Sales volume by product tons (000s)	1,690	1,838	6,788	6,584
Sales volume by nutrient tons (000s)(1)	538	582	2,148	2,075

Average selling price per product ton	$500	$398	$526	$272
Average selling price per nutrient ton(1)	1,571	1,258	1,663	862

Adjusted gross margin(2):
Gross margin	$458	$372	$2,083	$669
Depreciation and amortization	61	71	269	259
Unrealized net mark-to-market loss on natural gas derivatives	18	10	14	5
Adjusted gross margin	$537	$453	$2,366	$933
Adjusted gross margin as a percent of net sales	63.6%	61.9%	66.2%	52.2%

Gross margin per product ton	$271	$202	$307	$102
Gross margin per nutrient ton(1)	851	639	970	322
Adjusted gross margin per product ton	318	246	349	142
Adjusted gross margin per nutrient ton(1)	998	778	1,101	450
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(1)Nutrient tons represent the tons of nitrogen within the product tons.
(2)Adjusted gross margin, adjusted gross margin as a percent of net sales and adjusted gross margin per product ton and per nutrient ton are non-GAAP financial measures. Adjusted gross margin is defined as gross margin excluding depreciation and amortization and unrealized net mark-to-market (gain) loss on natural gas derivatives. A reconciliation of adjusted gross margin, adjusted gross margin as a percent of net sales and adjusted gross margin per product ton and per nutrient ton to gross margin, the most directly comparable GAAP measure, is provided in the table above. See “Note Regarding Non-GAAP Financial Measures” in this release.

Comparison of 2022 to 2021:

•UAN sales volume increased for 2022 compared to 2021 due primarily to greater supply availability from higher starting inventory.
•UAN average selling prices increased for 2022 compared to 2021 due to decreased global supply availability, as higher global energy costs reduced global operating rates and geopolitical factors disrupted the global fertilizer supply chain.
•UAN adjusted gross margin per ton increased for 2022 compared to 2021 due to higher average selling prices, partially offset by higher realized natural gas costs.

AN Segment

CF Industries’ AN segment produces ammonium nitrate (AN). AN is used as a nitrogen fertilizer with nitrogen content between 29 percent to 35 percent, and also is used by industrial customers for commercial explosives and blasting systems.

	Three months ended December 31,		Year ended December 31,
	2022	2021	2022	2021
	(dollars in millions, except per ton amounts)
Net sales	$189	$151	$845	$510
Cost of sales	139	138	597	475
Gross margin	$50	$13	$248	$35
Gross margin percentage	26.5%	8.6%	29.3%	6.9%

Sales volume by product tons (000s)	367	374	1,594	1,720
Sales volume by nutrient tons (000s)(1)	126	127	545	582

Average selling price per product ton	$515	$404	$530	$297
Average selling price per nutrient ton(1)	1,500	1,189	1,550	876

Adjusted gross margin(2):
Gross margin	$50	$13	$248	$35
Depreciation and amortization	13	16	61	77
Unrealized net mark-to-market loss (gain) on natural gas derivatives	16	5	(2)	4
Adjusted gross margin	$79	$34	$307	$116
Adjusted gross margin as a percent of net sales	41.8%	22.5%	36.3%	22.7%

Gross margin per product ton	$136	$35	$156	$20
Gross margin per nutrient ton(1)	397	102	455	60
Adjusted gross margin per product ton	215	91	193	67
Adjusted gross margin per nutrient ton(1)	627	268	563	199
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(1)Nutrient tons represent the tons of nitrogen within the product tons.
(2)Adjusted gross margin, adjusted gross margin as a percent of net sales and adjusted gross margin per product ton and per nutrient ton are non-GAAP financial measures. Adjusted gross margin is defined as gross margin excluding depreciation and amortization and unrealized net mark-to-market (gain) loss on natural gas derivatives. A reconciliation of adjusted gross margin, adjusted gross margin as a percent of net sales and adjusted gross margin per product ton and per nutrient ton to gross margin, the most directly comparable GAAP measure, is provided in the table above. See “Note Regarding Non-GAAP Financial Measures” in this release.

Comparison of 2022 to 2021:

•AN sales volume for 2022 decreased compared to 2021 due to lower supply availability as the Company’s Ince Complex in the U.K. did not operate in 2022.
•AN average selling prices for 2022 increased compared to 2021 due to decreased global supply availability, as higher global energy costs reduced global operating rates and geopolitical factors disrupted the global fertilizer supply chain.
•AN adjusted gross margin per ton increased for 2022 compared to 2021 due primarily to higher average selling prices, partially offset by higher realized natural gas costs.

Other Segment

CF Industries’ Other segment includes diesel exhaust fluid (DEF), urea liquor and nitric acid. The Company previously produced compound fertilizers (NPKs) only at its Ince manufacturing facility and closure of this facility has resulted in the discontinuation of this product line.

	Three months ended December 31,		Year ended December 31,
	2022	2021	2022	2021
	(dollars in millions, except per ton amounts)
Net sales	$165	$217	$787	$573
Cost of sales	106	113	420	403
Gross margin	$59	$104	$367	$170
Gross margin percentage	35.8%	47.9%	46.6%	29.7%

Sales volume by product tons (000s)	479	569	2,077	2,318
Sales volume by nutrient tons (000s)(1)	95	111	408	458

Average selling price per product ton	$344	$381	$379	$247
Average selling price per nutrient ton(1)	1,737	1,955	1,929	1,251

Adjusted gross margin(2):
Gross margin	$59	$104	$367	$170
Depreciation and amortization	14	20	67	87
Unrealized net mark-to-market gain on natural gas derivatives	10	4	3	3
Adjusted gross margin	$83	$128	$437	$260
Adjusted gross margin as a percent of net sales	50.3%	59.0%	55.5%	45.4%

Gross margin per product ton	$123	$183	$177	$73
Gross margin per nutrient ton(1)	621	937	900	371
Adjusted gross margin per product ton	173	225	210	112
Adjusted gross margin per nutrient ton(1)	874	1,153	1,071	568
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(1)Nutrient tons represent the tons of nitrogen within the product tons.
(2)Adjusted gross margin, adjusted gross margin as a percent of net sales and adjusted gross margin per product ton and per nutrient ton are non-GAAP financial measures. Adjusted gross margin is defined as gross margin excluding depreciation and amortization and unrealized net mark-to-market (gain) loss on natural gas derivatives. A reconciliation of adjusted gross margin, adjusted gross margin as a percent of net sales and adjusted gross margin per product ton and per nutrient ton to gross margin, the most directly comparable GAAP measure, is provided in the table above. See “Note Regarding Non-GAAP Financial Measures” in this release.

Comparison of 2022 to 2021:

•Other segment sales volume for 2022 decreased compared to 2021 due to lower supply availability as the Company’s Ince Complex in the U.K. did not operate in 2022.
•Other average selling prices for 2022 increased compared to 2021, reflecting higher global nitrogen values.
•Other segment adjusted gross margin per ton increased for 2022 compared to 2021 due to higher average selling prices, partially offset by higher realized natural gas costs.

Dividend Payment

On January 31, 2023, CF Industries’ Board of Directors declared a quarterly dividend of $0.40 per common share. The dividend will be paid on February 28, 2023 to stockholders of record as of February 15, 2023.

Conference Call

CF Industries will hold a conference call to discuss its full year and fourth quarter 2022 results at 11:00 a.m. ET on Thursday, February 16, 2023. This conference call will include discussion of CF Industries’ business environment and outlook. Investors can access the call and find dial-in information on the Investor Relations section of the Company’s website at www.cfindustries.com.

About CF Industries Holdings, Inc.

At CF Industries, our mission is to provide clean energy to feed and fuel the world sustainably. With our employees focused on safe and reliable operations, environmental stewardship, and disciplined capital and corporate management, we are on a path to decarbonize our ammonia production network – the world’s largest – to enable green and blue hydrogen and nitrogen products for energy, fertilizer, emissions abatement and other industrial activities. Our manufacturing complexes in the United States, Canada, and the United Kingdom, an unparalleled storage, transportation and distribution network in North America, and logistics capabilities enabling a global reach underpin our strategy to leverage our unique capabilities to accelerate the world’s transition to clean energy. CF Industries routinely posts investor announcements and additional information on the Company’s website at www.cfindustries.com and encourages those interested in the Company to check there frequently.

Note Regarding Non-GAAP Financial Measures

The Company reports its financial results in accordance with U.S. generally accepted accounting principles (GAAP). Management believes that EBITDA, EBITDA per ton, adjusted EBITDA, adjusted EBITDA per ton, free cash flow, and, on a segment basis, adjusted gross margin, adjusted gross margin as a percent of net sales and adjusted gross margin per product ton and per nutrient ton, which are non-GAAP financial measures, provide additional meaningful information regarding the Company’s performance and financial strength. Management uses these measures, and believes they are useful to investors, as supplemental financial measures in the comparison of year-over-year performance. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the Company’s reported results prepared in accordance with GAAP. In addition, because not all companies use identical calculations, EBITDA, EBITDA per ton, adjusted EBITDA, adjusted EBITDA per ton, free cash flow, adjusted gross margin, adjusted gross margin as a percent of net sales and adjusted gross margin per product ton and per nutrient ton, included in this release may not be comparable to similarly titled measures of other companies. Reconciliations of EBITDA, EBITDA per ton, adjusted EBITDA, adjusted EBITDA per ton, and free cash flow to the most directly comparable GAAP measures are provided in the tables accompanying this release under “CF Industries Holdings, Inc.-Selected Financial Information-Non-GAAP Disclosure Items.” Reconciliations of adjusted gross margin, adjusted gross margin as a percent of net sales and adjusted gross margin per product ton and per nutrient ton to the most directly comparable GAAP measures are provided in the segment tables included in this release.

Safe Harbor Statement

All statements in this communication by CF Industries Holdings, Inc. (together with its subsidiaries, the “Company”), other than those relating to historical facts, are forward-looking statements. Forward-looking statements can generally be identified by their use of terms such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “will” or “would” and similar terms and phrases, including references to assumptions. Forward-looking statements are not guarantees of future performance and are subject to a number of assumptions, risks and uncertainties, many of which are beyond the Company’s control, which could cause actual results to differ materially from such statements. These statements may include, but are not limited to, statements about strategic plans and management’s expectations with respect to the production of green and blue (low-carbon) ammonia, the development of carbon capture and sequestration projects, the transition to and growth of a hydrogen economy, greenhouse gas reduction targets, projected capital expenditures, statements about future financial and operating results, and other items described in this communication.

Important factors that could cause actual results to differ materially from those in the forward-looking statements include, among others, the cyclical nature of the Company’s business and the impact of global supply and demand on the Company’s selling prices; the global commodity nature of the Company’s nitrogen products, the conditions in the international market for nitrogen products, and the intense global competition from other producers; conditions in the United States, Europe and other agricultural areas, including the influence of governmental policies and technological developments on the demand for agricultural products; the volatility of natural gas prices in North America and the United Kingdom; weather conditions and the impact of severe adverse weather events; the seasonality of the fertilizer business; the impact of changing market conditions on the Company’s forward sales programs; difficulties in securing the supply and delivery of raw materials, increases in their costs or delays or interruptions in their delivery; reliance on third party providers of transportation services and equipment; the Company’s reliance on a limited number of key facilities; risks associated with cyber security; acts of terrorism and regulations to combat terrorism; risks associated with international operations; the significant risks and hazards involved in producing and handling the Company’s products against which the Company may not be fully insured; the Company’s ability to manage its indebtedness and any additional indebtedness that may be incurred; the Company’s ability to maintain compliance with covenants under its revolving credit agreement and the agreements governing its indebtedness; downgrades of the Company’s credit ratings; risks associated with changes in tax laws and disagreements with taxing authorities; risks involving derivatives and the effectiveness of the Company’s risk measurement and hedging activities; potential liabilities and expenditures related to environmental, health and safety laws and regulations and permitting requirements; regulatory restrictions and requirements related to greenhouse gas emissions; the development and growth of the market for green and blue (low-carbon) ammonia and the risks and uncertainties relating to the development and implementation of the Company’s green and blue ammonia projects; risks associated with expansions of the Company’s business, including unanticipated adverse consequences and the significant resources that could be required; risks associated with the operation or management of the strategic venture with CHS (the “CHS Strategic Venture”), risks and uncertainties relating to the market prices of the fertilizer products that are the subject of the supply agreement with CHS over the life of the supply agreement, and the risk that any challenges related to the CHS Strategic Venture will harm the Company’s other business relationships; and the impact of the novel coronavirus disease 2019 (COVID-19) pandemic on our business and operations.

More detailed information about factors that may affect the Company’s performance and could cause actual results to differ materially from those in any forward-looking statements may be found in CF Industries Holdings, Inc.’s filings with the Securities and Exchange Commission, including CF Industries Holdings, Inc.’s most recent annual and quarterly reports on Form 10-K and Form 10-Q, which are available in the Investor Relations section of the Company’s web site. It is not possible to predict or identify all risks and uncertainties that might affect the accuracy of our forward-looking statements and, consequently, our descriptions of such risks and uncertainties should not be considered exhaustive. There is no guarantee that any of the events, plans or goals anticipated by these forward-looking statements will occur, and if any of the events do occur, there is no guarantee what effect they will have on our business, results of operations, cash flows, financial condition and future prospects. Forward-looking statements are given only as of the date of this communication and the Company disclaims any obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

For additional information:
Media	Investors
Chris Close	Martin Jarosick
Director, Corporate Communications	Vice President, Treasury and Investor Relations
847-405-2542 - cclose@cfindustries.com	847-405-2045 - mjarosick@cfindustries.com

CF INDUSTRIES HOLDINGS, INC.
SELECTED FINANCIAL INFORMATION
CONSOLIDATED STATEMENTS OF OPERATIONS

	Three months ended December 31,		Year ended December 31,
	2022	2021	2022	2021
	(in millions, except per share amounts)
Net sales	$2,608	$2,540	$11,186	$6,538
Cost of sales	1,352	1,385	5,325	4,151
Gross margin	1,256	1,155	5,861	2,387
Selling, general and administrative expenses	87	56	290	223
U.K. goodwill impairment	—	26	—	285
U.K. long-lived and intangible asset impairment	—	—	239	236
U.K. operations restructuring	1	—	19	—
Other operating—net	(23)	(46)	10	(39)
Total other operating costs and expenses	65	36	558	705
Equity in earnings of operating affiliate	20	10	94	47
Operating earnings	1,211	1,129	5,397	1,729
Interest expense	(25)	44	344	184
Interest income	(9)	(1)	(65)	(1)
Loss on debt extinguishment	—	—	8	19
Other non-operating—net	(9)	1	15	(16)
Earnings before income taxes	1,254	1,085	5,095	1,543
Income tax provision	245	226	1,158	283
Net earnings	1,009	859	3,937	1,260
Less: Net earnings attributable to noncontrolling interest	149	154	591	343
Net earnings attributable to common stockholders	$860	$705	$3,346	$917

Net earnings per share attributable to common stockholders:
Basic	$4.37	$3.29	$16.45	$4.27
Diluted	$4.35	$3.27	$16.38	$4.24
Weighted-average common shares outstanding:
Basic	196.6	214.0	203.3	215.0
Diluted	197.4	215.5	204.2	216.2

CF INDUSTRIES HOLDINGS, INC.
SELECTED FINANCIAL INFORMATION
CONDENSED CONSOLIDATED BALANCE SHEETS

	December 31, 2022	December 31, 2021
	(in millions)
Assets
Current assets:
Cash and cash equivalents	$2,323	$1,628
Accounts receivable—net	582	497
Inventories	474	408
Prepaid income taxes	215	4
Other current assets	79	56
Total current assets	3,673	2,593
Property, plant and equipment—net	6,437	7,081
Investment in affiliate	74	82
Goodwill	2,089	2,091
Operating lease right-of-use assets	254	243
Other assets	786	285
Total assets	$13,313	$12,375

Liabilities and Equity
Current liabilities:
Accounts payable and accrued expenses	$575	$565
Income taxes payable	3	24
Customer advances	229	700
Current operating lease liabilities	93	89
Other current liabilities	95	54
Total current liabilities	995	1,432
Long-term debt	2,965	3,465
Deferred income taxes	958	1,029
Operating lease liabilities	167	162
Other liabilities	375	251
Equity:
Stockholders’ equity	5,051	3,206
Noncontrolling interest	2,802	2,830
Total equity	7,853	6,036
Total liabilities and equity	$13,313	$12,375

CF INDUSTRIES HOLDINGS, INC.
SELECTED FINANCIAL INFORMATION
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Three months ended December 31,		Year ended December 31,
	2022	2021	2022	2021
	(in millions)
Operating Activities:
Net earnings	$1,009	$859	$3,937	$1,260
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	198	238	850	888
Deferred income taxes	(100)	(171)	(107)	(196)
Stock-based compensation expense	9	7	41	30
Loss on debt extinguishment	—	—	8	19
Unrealized net loss on natural gas derivatives	80	43	41	25
(Gain) loss on embedded derivative	(14)	(1)	(14)	1
U.K. goodwill impairment	—	26	—	285
U.K. long-lived and intangible asset impairment	—	—	239	236
Pension settlement loss and curtailment gains	(7)	—	17	—
Gain on sale of emission credits	—	(29)	(6)	(49)
Loss on disposal of property, plant and equipment	1	—	2	3
Undistributed earnings of affiliate—net of taxes	9	9	(1)	(6)
Changes in:
Accounts receivable—net	135	(120)	(110)	(235)
Inventories	38	(3)	(93)	(123)
Accrued and prepaid income taxes	(59)	226	(227)	94
Accounts payable and accrued expenses	(110)	73	1	142
Customer advances	(283)	325	(471)	570
Other—net	(321)	(2)	(252)	(71)
Net cash provided by operating activities	585	1,480	3,855	2,873
Investing Activities:
Additions to property, plant and equipment	(134)	(132)	(453)	(514)
Proceeds from sale of property, plant and equipment	—	1	1	1
Distributions received from unconsolidated affiliate	2	—	6	—
Purchase of investments held in nonqualified employee benefit trust	—	—	(1)	(13)
Proceeds from sale of investments held in nonqualified employee benefit trust	—	(1)	1	12
Purchase of emission credits	—	—	(9)	(10)
Proceeds from sale of emission credits	—	48	15	58
Other—net	—	1	—	—
Net cash used in investing activities	(132)	(83)	(440)	(466)

CF INDUSTRIES HOLDINGS, INC.
SELECTED FINANCIAL INFORMATION
CONSOLIDATED STATEMENTS OF CASH FLOWS
(continued)

	Three months ended December 31,		Year ended December 31,
	2022	2021	2022	2021
	(in millions)
Financing Activities:
Payments of long-term borrowings	—	—	(507)	(518)
Payment to CHS related to credit provision	—	(5)	—	(5)
Financing fees	—	—	(4)	—
Dividends paid on common stock	(79)	(65)	(306)	(260)
Distributions to noncontrolling interest	—	—	(619)	(194)
Purchases of treasury stock	(251)	(489)	(1,347)	(539)
Proceeds from issuances of common stock under employee stock plans	—	32	106	64
Cash paid for shares withheld for taxes	—	—	(23)	(11)
Net cash used in financing activities	(330)	(527)	(2,700)	(1,463)
Effect of exchange rate changes on cash and cash equivalents	8	1	(20)	1
Increase in cash and cash equivalents	131	871	695	945
Cash and cash equivalents at beginning of period	2,192	757	1,628	683
Cash and cash equivalents at end of period	$2,323	$1,628	$2,323	$1,628

CF INDUSTRIES HOLDINGS, INC.
SELECTED FINANCIAL INFORMATION
NON-GAAP DISCLOSURE ITEMS

Reconciliation of net cash provided by operating activities (GAAP measure) to free cash flow (non-GAAP measure):
Free cash flow is defined as net cash provided by operating activities, as stated in the consolidated statements of cash flows, reduced by capital expenditures and distributions to noncontrolling interest. The Company has presented free cash flow because management uses this measure and believes it is useful to investors, as an indication of the strength of the Company and its ability to generate cash and to evaluate the Company’s cash generation ability relative to its industry competitors. It should not be inferred that the entire free cash flow amount is available for discretionary expenditures.

	Year ended December 31,
	2022	2021
	(in millions)
Net cash provided by operating activities(1)	$3,855	$2,873
Capital expenditures	(453)	(514)
Distributions to noncontrolling interest	(619)	(194)
Free cash flow(1)	$2,783	$2,165
_______________________________________________________________________________
(1)Includes the impact of $491 million in tax and interest payments made to Canadian tax authorities in relation to an arbitration decision covering tax years 2006 through 2011 and transfer pricing positions between Canada and the United States for open years 2012 and after. The Company is filing amended tax returns in the U.S. seeking refunds of related taxes paid.

CF INDUSTRIES HOLDINGS, INC.
SELECTED FINANCIAL INFORMATION
NON-GAAP DISCLOSURE ITEMS (CONTINUED)

Reconciliation of net earnings attributable to common stockholders and net earnings attributable to common stockholders per ton (GAAP measures) to EBITDA, EBITDA per ton, adjusted EBITDA and adjusted EBITDA per ton (non-GAAP measures), as applicable:
EBITDA is defined as net earnings attributable to common stockholders plus interest expense—net, income taxes and depreciation and amortization. Other adjustments include the elimination of loan fee amortization that is included in both interest and amortization, and the portion of depreciation that is included in noncontrolling interest.
The Company has presented EBITDA and EBITDA per ton because management uses these measures to track performance and believes that they are frequently used by securities analysts, investors and other interested parties in the evaluation of companies in the industry.
Adjusted EBITDA is defined as EBITDA adjusted with the selected items included in EBITDA as summarized in the table below. The Company has presented adjusted EBITDA and adjusted EBITDA per ton because management uses these measures, and believes they are useful to investors, as supplemental financial measures in the comparison of year-over-year performance.

	Three months ended December 31,		Year ended December 31,
	2022	2021	2022	2021
	(in millions)
Net earnings	$1,009	$859	$3,937	$1,260
Less: Net earnings attributable to noncontrolling interest	(149)	(154)	(591)	(343)
Net earnings attributable to common stockholders	860	705	3,346	917
Interest expense—net	(34)	43	279	183
Income tax provision	245	226	1,158	283
Depreciation and amortization	198	238	850	888
Less other adjustments:
Depreciation and amortization in noncontrolling interest	(22)	(23)	(87)	(95)
Loan fee amortization(1)	(1)	(1)	(4)	(4)
EBITDA	1,246	1,188	5,542	2,172
Unrealized net mark-to-market loss on natural gas derivatives	80	43	41	25
(Gain) loss on foreign currency transactions, including intercompany loans	(10)	1	28	6
U.K. goodwill impairment	—	26	—	285
U.K. long-lived and intangible asset impairment	—	—	239	236
U.K. operations restructuring	1	—	19	—
Unrealized gain on embedded derivative liability	(14)	—	(14)	—
Pension settlement loss and curtailment gains—net	(7)	—	17	—
Loss on debt extinguishment	—	—	8	19
Total adjustments	50	70	338	571
Adjusted EBITDA	$1,296	$1,258	$5,880	$2,743

Net sales	$2,608	$2,540	$11,186	$6,538
Tons of product sold (000s)	4,464	4,979	18,331	18,501

Net earnings attributable to common stockholders per ton	$192.65	$141.59	$182.53	$49.56
EBITDA per ton	$279.12	$238.60	$302.33	$117.40
Adjusted EBITDA per ton	$290.32	$252.66	$320.77	$148.26

_______________________________________________________________________________
(1)Loan fee amortization is included in both interest expense—net and depreciation and amortization.

CF INDUSTRIES HOLDINGS, INC.
SELECTED FINANCIAL INFORMATION
ITEMS AFFECTING COMPARABILITY
During the three months and year ended December 31, 2022 and 2021, certain items impacted our financial results. The following table outlines these items that impacted the comparability of our financial results during these periods. During the three months ended December 31, 2022 and 2021, we reported net earnings attributable to common stockholders of $860 million and $705 million, respectively. During the year ended December 31, 2022 and 2021, we reported net earnings attributable to common stockholders of $3.35 billion and $917 million, respectively.

	Three months ended December 31,				Year ended December 31,
	2022		2021		2022		2021
	Pre-Tax	After-Tax	Pre-Tax	After-Tax	Pre-Tax	After-Tax	Pre-Tax	After-Tax
	(in millions)
Unrealized net mark-to-market loss on natural gas derivatives(1)	$80	$62	$43	$33	$41	$31	$25	$19
(Gain) loss on foreign currency transactions, including intercompany loans(2)	(10)	(8)	1	1	28	21	6	5
Unrealized gain on embedded derivative liability(2)(3)	(14)	(11)	—	—	(14)	(11)	—	—
U.K. operations:
U.K. goodwill impairment(4)	—	—	26	66	—	—	285	285
U.K. long-lived and intangible asset impairment(4)	—	—	—	(6)	239	180	236	178
U.K. operations restructuring	1	—	—	—	19	14	—	—
Pension settlement loss and curtailment gains—net(5)	(7)	(5)	—	—	17	13	—	—
Canada Revenue Agency Competent Authority Matter and Transfer pricing reserves:
Interest expense	(64)	(64)	—	—	170	168	—	—
Interest income	12	9	—	—	(29)	(22)	—	—
Income tax provision(6)	—	11	—	—	—	65	—	—
Loss on debt extinguishment	—	—	—	—	8	6	19	15
_______________________________________________________________________________
(1)Included in cost of sales in our consolidated statements of operations.
(2)Included in other operating—net in our consolidated statements of operations.
(3)For the three months and year ended December 31, 2022, as a result of upgrades to our credit rating, we recognized an unrealized gain of $14 million due to a reduction in the fair value of an embedded derivative liability related to the terms of our strategic venture with CHS.
(4)For the three months ended December 31, 2021, the total after-tax impact of goodwill impairment and long-lived and intangible asset impairment charges of $60 million consists of the pre-tax fourth quarter goodwill impairment charge of $26 million and tax provision of $34 million. The $34 million of tax provision is calculated as part of the Company’s annual income tax provision, and incorporates the full year impairment charges of $521 million and the impact of fourth quarter earnings.
(5)Included in other non-operating—net in our consolidated statements of operations.
(6)For the three months ended December 31, 2022, amount represents the combined impact of these tax matters of $8 million of income tax provision plus $3 million of income tax provision on the related interest. For the year ended December 31, 2022, amount represents the combined impact of these tax matters of $70 million less a net $5 million of income tax provision on the related interest.